Exhibit 99.3

Hudson UK Results May Signal Beginning of Recruitment Industry Rebound

Critical, professional-level skills shortage drives increased hiring for many employers

LONDON, ENGLAND – 28th APRIL 2010 – Driven largely by resurgent professional-level hiring activity in London, Glasgow and Edinburgh, international recruiter Hudson (Nasdaq: HHGP) achieved a solid 18 percent year-over-year gross margin increase in the UK market during its fiscal first quarter ended 31 March 2010.  Specifically, the company recorded gross margin of £9.5 million (U.S. $14.8 million) compared with £8 million (U.S. $11.5 million) for the same period a year ago.  Further, Hudson achieved 14 percent sequential gross margin growth from the fourth quarter of 2009, something rarely achieved in an industry that historically starts the year slowly, further indicating the strength of the market upturn.

Hudson’s strong results come amidst other emerging industry signs that the employment market is starting to pick up.  According to the latest Recruitment and Employment Confederation (REC) report, permanent placements rose in the UK at their fastest pace in more than twelve years during March 2010, defying traditional pre-election economic uncertainty.  In addition, short-term staff appointments rose at their fastest rate in nearly three years, and salaries for permanent positions climbed again.

“Needless to say, the past 18 months have been extremely challenging for anyone in the recruitment field,” said Jon Chait, Hudson chairman and chief executive officer, and head of its UK business operation.  “Employers have had to weather extremely lean times, reducing their workforce and deferring new hires until the economy began showing signs of improvement.  Today, the skills shortage is an acute problem for both the public and private sectors.”

“Our focus on professional-level specialty skills (IT, legal, accounting, sales and marketing) and key growth industries (banking and finance, healthcare and energy) is evidence that we have made some good choices during this downturn, and we believe are now well positioned to benefit from a market upturn,” Chait added.  “Our progress is also a testament to the quality and dedication of our consultants, and their ability to seize market opportunities in this fast-changing environment.”

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Exhibit 99.3

Hudson
Hudson is a leading provider of permanent recruitment, contract professionals and talent management services worldwide. From single placements to total outsourced solutions, Hudson helps clients achieve greater organizational performance by assessing, recruiting, developing and engaging the best and brightest people for their businesses. The company employs approximately 2,000 professionals serving clients and candidates in approximately 20 countries. More information is available at www.hudson.com.

Safe Harbor Statement
This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions’ that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations; the ability of clients to terminate their relationship with the company at any time; risks in collecting the company’s accounts receivable; the company’s history of negative cash flows and operating losses may continue; the company’s limited borrowing availability under its credit facility, which may negatively impact its liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; risks related to fluctuations in the company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; risks associated with the company’s investment strategy; risks and financial impact associated with dispositions of underperforming assets; implementation of the company’s cost reduction initiatives effectively; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; the company’s ability to attract and retain highly skilled professionals; volatility of the company’s stock price; the impact of government regulations; and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.